                                                                    EXHIBIT 12.1

EARNINGS TO FIXED CHARGES

Pretax income (after reorg. costs)  1,017,192    735,820 (15,795,085) (9,150,034) (5,707,026)    (1,857) 15,080,715  (20,689) 11,699
Interest expense                      836,402  1,410,028   7,733,931  11,981,460  12,757,863  3,327,021   3,111,975   27,740   6,494
Rent Expense - Interest                29,091     65,941     278,713     879,125   1,130,127    287,390     272,854    1,130     273
Amortization Charges                             207,722     544,625     397,125     398,799     81,475      99,          +       +
                                    ---------  ---------  ----------  ----------  ----------  ---------  ----------  -------  ------
Earnings                            1,882,685  2,419,511  (7,237,816)  4,107,676   8,579,763  3,694,029  18,565,244    8,181  18,466
                                    =========  =========  ==========  ==========  ==========  =========  ==========  =======  ======
Interest expense + Amort Charges      865,493  1,683,691   8,557,269  13,257,710  14,286,789  3,695,886   3,484,529   28,870   6,767
                                    ---------  ---------  ----------  ----------  ----------  ---------  ----------  -------  ------
Earnings to fixed charges                2.18       1.44       (0.85)       0.31        0.60       1.00        5.33     0.28    2.73
                                    =========  =========  ==========  ==========  ==========  =========  ==========  =======  ======


+  Amortization was added into the "interest expense."